Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-196012, 333-167887, 333-134630, 333-115841 and 333-85900) and Form S-3 (No. 333-197345) of Harvest Natural Resources, Inc. and subsidiaries (the “Company”) of our report dated March 29, 2016 (except for the matters disclosed in Notes 1 and 5 relating to the effect of the reverse stock split and the sale of Harvest Holdings which are as of January 13, 2017), relating to the consolidated financial statements of Harvest Natural Resources, Inc. and subsidiaries as of December 31, 2015 and 2014 and for the years then ended, which appears in its Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 23, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Houston, Texas

January 23, 2017